        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER PACIFIC GROWTH FUND
        10f-3 transactions for the period December 31, 1999 - March 31, 2000


                                                                       TOTAL
                                                                       ISSUED/
                                 DATE       PRICE   SHARES     % of    PRINCIPAL          PURCHASED
SECURITY                         PURCHASED  SHARE   PURCHASED  Assets  AMOUNT             BY GROUP   BROKER(S)
Asiainfo 70
China Telecom                    10/28/99  24.10*   774,000    0.380%  $1,740,000,000.00  0.138%     Goldman Sachs
Gas Authority of India           11/04/99  $ 9.67   $1,063,700 0.159%  $  217,600,000.00  0.159%     Robert Fleming
I-cable Communications           11/29/99  $27.00    22,900    0.040%  $  450,000,000.00  0.130%     Merrill Lynch



